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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C. 20549

                                   -----------

                                   FORM 8-A/A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                                EATON CORPORATION
                                -----------------
             (Exact name of registrant as specified in its charter)


                 Ohio                                          34-0196300
                 ----                                          ----------
(State of Incorporation or Organization)                      (IRS Employer
                                                            Identification No.)

                    Eaton Center
                  Cleveland, Ohio                                 44114
                  ---------------                                 -----
     (Address of principal executive offices)                   (Zip Code)


If this form relates to the                If this form relates to the
registration of a class of securities      registration of a class of securities
pursuant to Section 12(b) of the           pursuant to Section 12(g) of the
Exchange Act and is effective              Exchange Act and is effective
pursuant to General Instruction A.(c),     pursuant to General Instruction
please check the following box. [x]        A.(d), please check the following
                                           box. [ ]



Securities Act registration statement file number to which this form relates:
         ------------------------------
                  (If applicable)

      Title of Each Class                      Name of Each Exchange on Which
      to be so Registered                      Each Class is to be Registered
      -------------------                      ------------------------------

Preferred Share Purchase Rights                The New York Stock Exchange
                                               The Chicago Stock Exchange
                                               The Pacific Stock Exchange

Securities to be registered pursuant to Section 12(g) of the Act:


-------------------------------------------------------------------------------
                                (Title of Class)


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Item 1.  Description of Securities to be Registered.
         ------------------------------------------

         On June 28, 1995, the Board of Directors of Eaton Corporation (the "Company") declared a dividend of one preferred share purchase right (a "Right") for each outstanding common share, par value $.50 per share (the "Common Shares"), of the Company. The dividend was paid on July 12, 1995 (the "Record Date") to the shareholders of record on that date. The description and terms of the Rights are set forth in an Amended and Restated Rights Plan, dated as of June 1, 1997 (the "Rights Plan"), between the Company and EquiServe Trust Company, N.A. (successor to First Chicago Trust Company of New York), as Rights Agent (the "Rights Agent").

         On January 20, 2004, the Company's Board of Directors declared a two-for-one split of the Common Shares to be effected in the form of a 100% stock dividend payable on February 23, 2004, to holders of record of the Common Shares on February 9, 2004 (the "Stock Dividend"). Pursuant to the provisions of the Rights Plan, certain adjustments to the number of Rights outstanding, the number of preferred shares, without par value, of the Company (the "Preferred Shares") purchasable upon exercise of each Right, and the Redemption Price (as defined in the Rights Plan) are required as a result of the Stock Dividend. A copy of a Certificate of Adjustment dated as of February 19, 2004, delivered by the Company to the Rights Agent and setting forth the required adjustments is attached hereto as Exhibit 99.2 and is incorporated herein by reference. The description of the Rights set forth below reflects the adjustments arising from the Stock Dividend.

         Each Right entitles the registered holder to purchase from the Company one two-hundredth of a Preferred Share at a price of $125 (the "Purchase Price"), subject to adjustment.

         Until the earlier to occur of (i) 10 days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") have acquired beneficial ownership of 20% or more of the outstanding Common Shares or (ii) 10 business days (or such later date as may be determined by action of the Board of Directors of the Company prior to such time as any person or group of affiliated persons becomes an Acquiring Person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 20% or more of the outstanding Common Shares (the earlier of such dates being called the "Distribution Date"), the Rights will be evidenced, with respect to any of the Common Share certificates outstanding as of the Record Date, by such Common Share certificate with a copy of a Summary of Rights attached thereto.

         The Rights Plan provides that, until the Distribution Date (or earlier redemption or expiration of the Rights), the Rights will be transferred with and only with the Common Shares. Until the Distribution Date (or earlier redemption or expiration of the Rights), new Common Share certificates issued after the Record Date upon transfer or new issuance of Common Shares will contain a notation incorporating the Rights Plan by reference. Until the Distribution Date (or earlier redemption or expiration of the Rights), the surrender for transfer of any certificates for Common Shares outstanding as of the Record




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Date, even without such notation or a copy of a Summary of Rights being attached thereto, will also constitute the transfer of the Rights associated with the Common Shares represented by such certificate. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights ("Right Certificates") will be mailed to holders of record of the Common Shares as of the close of business on the Distribution Date and such separate Right Certificates alone will evidence the Rights.

         The Rights are not exercisable until the Distribution Date. The Rights will expire on July 12, 2005 (the "Final Expiration Date"), unless the Rights are earlier redeemed or exchanged by the Company, in each case, as described below.

         The Purchase Price payable, and the number of Preferred Shares or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Preferred Shares, (ii) upon the grant to holders of the Preferred Shares of certain rights or warrants to subscribe for or purchase Preferred Shares at a price, or securities convertible into Preferred Shares with a conversion price, less than the then-current market price of the Preferred Shares or (iii) upon the distribution to holders of the Preferred Shares of evidences of indebtedness or assets (excluding regular periodic cash dividends paid out of earnings or retained earnings or dividends payable in Preferred Shares) or of subscription rights or warrants (other than those referred to above).

         The number of outstanding Rights and the number of one two-hundredths of a Preferred Share issuable upon exercise of each Right are also subject to adjustment in the event of a stock split of the Common Shares or a stock dividend on the Common Shares payable in Common Shares or subdivisions, consolidations or combinations of the Common Shares occurring, in any such case, prior to the Distribution Date.

         Preferred Shares purchasable upon exercise of the Rights will not be redeemable. Each Preferred Share will be entitled to a minimum preferential quarterly dividend payment of $1 per share but will be entitled to an aggregate dividend of 200 times the dividend declared per Common Share. In the event of liquidation, the holders of the Preferred Shares will be entitled to a minimum preferential liquidation payment of $100 per share but will be entitled to an aggregate payment of 200 times the payment made per Common Share. Each Preferred Share will have 1 vote, voting together with the Common Shares. Finally, in the event of any merger, consolidation or other transaction in which Common Shares are exchanged, each Preferred Share will be entitled to receive 200 times the amount received per Common Share. These rights are protected by customary antidilution provisions.

         In the event that the Company is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold after a person or group has become an Acquiring Person, proper provision will be made so that each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the Right. In the event that any person or group of affiliated




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or associated persons becomes an Acquiring Person, proper provision shall be made so that each holder of a Right, other than Rights beneficially owned by the Acquiring Person (which will thereafter be void), will thereafter have the right to receive upon exercise that number of Common Shares having a market value of two times the exercise price of the Right.

         At any time after any person or group becomes an Acquiring Person and prior to the acquisition by such person or group of 50% or more of the outstanding Common Shares, the Board of Directors of the Company may exchange the Rights (other than Rights owned by such person or group which will have become void), in whole or in part, at an exchange ratio of one Common Share, or one two-hundredth of a Preferred Share (or of a share of a class or series of the Company's preferred stock having equivalent rights, preferences and privileges), per Right (subject to adjustment).

         With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price. No fractional Preferred Shares will be issued (other than fractions which are integral multiples of one two-hundredth of a Preferred Share, which may, at the election of the Company, be evidenced by depositary receipts) and in lieu thereof, an adjustment in cash will be made based on the market price of the Preferred Shares on the last trading day prior to the date of exercise.

         At any time prior to the acquisition by a person or group of affiliated or associated persons of beneficial ownership of 20% or more of the outstanding Common Shares, the Board of Directors of the Company may redeem the Rights in whole, but not in part, at a price of $.005 per Right (the "Redemption Price"). The redemption of the Rights may be made effective at such time on such basis with such conditions as the Board of Directors of the Company in its sole discretion may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

         The terms of the Rights may be amended by the Board of Directors of the Company without the consent of the holders of the Rights, except that from and after such time as any person or group of affiliated or associated persons becomes an Acquiring Person no such amendment may adversely affect the interests of the holders of the Rights.

         Until a Right is exercised, the holder thereof, as such, will have no rights as a shareholder of the Company, including, without limitation, the right to vote or to receive dividends.

         The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire the Company on terms not approved by the Company's Board of Directors, except pursuant to any offer conditioned on a substantial number of Rights being acquired. The Rights should not interfere with any merger or other business combination approved by the Board of Directors since the Rights may be redeemed by the Company at the Redemption Price prior to the time that a person or group has acquired beneficial ownership of 20% or more of the Common Shares.



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         The Amended and Restated Rights Plan, dated as of June 1, 1997, between the Company and the Rights Agent specifying the terms of the Rights and the form of press release announcing the declaration of the Rights on June 28, 1995 are attached hereto as Exhibits 4.1 and 99.1, respectively, and are incorporated herein by reference. The foregoing description of the Rights is qualified in its entirety by reference to such exhibits and to the Certificate of Adjustment attached hereto as Exhibit 99.2.

Item 2  Exhibits.
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           Exhibit
           No.          Description
           -------      -----------

           4.1 Rights Plan, dated as of June 1, 1997, between Eaton Corporation and EquiServe Trust Company, N.A. (successor to First Chicago Trust Company of New York) which includes the form of Right Certificate as Exhibit A and the Summary of Rights to Purchase Preferred Shares as Exhibit B. (Incorporated by reference to Exhibit 4(h) to the Company's Registration Statement on Form S-3 filed on March 12, 1999).

           99.1 Press release, dated June 28, 1995 issued by the Company. (Incorporated by reference to Exhibit 99.1 to the Company's Registration Statement on Form 8-A filed on July 5, 1995).

           99.2 Certificate of Adjustment mailed by the Company to EquiServe Trust Company, N.A. (successor to First Chicago Trust Company of New York), as Rights Agent, on February 19, 2004.



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                                   SIGNATURES


         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed by the undersigned, thereunto duly authorized.

                                          EATON CORPORATION


                                          /s/ E. R. Franklin
                                          --------------------------------
                                          Name: E. R. Franklin
                                          Title:  Vice President and Secretary


Dated:  February 19, 2004


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                      -------------------------------------

                      Registration Statement on Form 8-A/A

                                  Exhibit Index

           Exhibit
           No.          Description
           -------      -----------
           4.1          Rights Plan, dated as of June 1, 1997, between Eaton
                        Corporation and EquiServe Trust Company, N.A. (successor to First Chicago Trust Company of New York) which includes the form of Right Certificate as Exhibit A and the Summary of Rights to Purchase Preferred Shares as
                        Exhibit B. (Incorporated by reference to Exhibit 4(h) to the Company's Registration Statement on Form S-3 filed on March 12, 1999).

           99.1 Press release, dated June 28, 1995 issued by the Company. (Incorporated by reference to Exhibit 99.1 to the Company's Registration Statement on Form 8-A filed on July 5, 1995).

           99.2 Certificate of Adjustment mailed by the Company to EquiServe Trust Company, N.A. (successor to First Chicago Trust Company of New York), as Rights Agent, on February 19, 2004.




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